UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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ADAMS GOLF, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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B.H. (Barney) Adams
Chairman of the Board

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074

April 9, 2010

Dear Adams Golf Stockholder:

I am pleased to invite you to Adams Golf’s Annual Meeting of Stockholders.  The meeting will be held at 9:00 a.m. central daylight time on Tuesday, May 25, 2010 at Adams Golf, Inc.’s offices, 2801 E. Plano Parkway, Plano, Texas, 75074.

At the meeting, you and the other stockholders will be asked to (1) re-elect three Directors to the Adams Golf Board and (2) ratify the appointment of BKD, LLP as our independent auditors for the current fiscal year. You will also have the opportunity to ask questions about our business. You will find other detailed information about Adams Golf and its operations, including its audited consolidated financial statements, in the enclosed Annual Report.

We hope you can join us on May 25th. Whether or not you can attend, please read the enclosed Proxy Statement. When you have done so, please mark your votes on the enclosed proxy, sign and date the proxy, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy promptly.

Yours truly,
B.H. (Barney) Adams

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2010:

Our Proxy Statement and 2009 Annual Report are available at:

http://bnymellon.mobular.net/bnymellon/adgf.

Adams Golf, Inc.
2801 E. Plano Parkway
Plano, Texas 75074

April 9, 2010

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2010

Adams Golf will hold its Annual Meeting of Stockholders at our principal executive offices, which are located at 2801 E. Plano Parkway, Plano, Texas, 75074 on Thursday, May 25, 2010 at 9:00 a.m. central daylight time.

We are holding this meeting:

•	to re-elect three Class III Directors to serve until the 2013 Annual Meeting of Stockholders; and

•	to ratify the appointment of BKD, LLP as our independent auditors for the year ending December 31, 2010.

Your Board of Directors has selected March 31, 2010 as the record date for determining stockholders entitled to vote at the meeting.  A list of stockholders on that date will be available for inspection at Adams Golf, Inc., 2801 East Plano Parkway, Plano, Texas, 75074 for at least 10 days before the meeting.

This Notice of Annual Meeting, Proxy Statement, Proxy and Adams Golf’s 2009 Annual Report to Stockholders are being distributed on or about April 9, 2010.

By Order of the Board of Directors,

Pamela High
Secretary

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE. IF YOU DO ATTEND THE ANNUAL MEETING IN PERSON, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROMPT RETURN OF PROXIES WILL HELP TO ENSURE A QUORUM AND SAVE ADAMS GOLF THE EXPENSE OF FURTHER SOLICITATION.

ADAMS GOLF, INC.

Proxy Statement
for the
Annual Meeting of Stockholders
to be held
May 25, 2010

This Proxy Statement and Form of Proxy are being distributed on or about April 9, 2010.

TABLE OF CONTENTS

Proxy Statement	1

Proposal No. 1 – Election of Directors	6

Corporate Governance	9

Board Structure and Committee Membership	10

Director Nomination Process	14

Executive Officers	16

Compensation Discussion and Analysis	16

Compensation Committee Report	28

Executive Compensation	29

Director Compensation	35

Stock Ownership	38

Proposal No. 2 – Ratification of Independent Registered Public Accounting Firm	40

Audit Committee Report	41

Annual Meeting Advance Notice Requirements	43

Please see the back cover of this Proxy Statement for directions to the Annual Meeting.

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

The Board of Directors (the “Board”) of Adams Golf, Inc. is soliciting proxies for the Annual Meeting of Stockholders.  You are receiving a proxy statement because you own shares of Adams Golf common stock that entitle you to vote at the meeting.  By use of a proxy, you can vote whether or not you attend the meeting.  The proxy statement describes the matters we would like you to vote on and provides information on those matters so you can make an informed decision.

This proxy statement includes information relating to the proposals to be voted on at the meeting, the voting process, compensation of our Directors and officers, and other required information.

In this proxy statement, unless otherwise indicated, the words “the Company,” “Adams Golf,” “we,” “our” and “us” refer to Adams Golf, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE SHAREHOLDER MEETING TO BE HELD ON MAY 25, 2010:

Our Proxy Statement and 2009 Annual Report are available at:

http://bnymellon.mobular.net/bnymellon/adgf.

Purpose of the Annual Meeting

The purpose of the Annual Meeting is to elect Directors, to ratify the Audit Committee’s selection of the independent registered public accounting firm, and to transact such other business as may properly come before the Annual Meeting.

Annual Meeting Admission

You are invited to attend the Annual Meeting in person.  The Annual Meeting will be held at 9:00 a.m. central daylight time on Thursday, May 25, 2010 at our offices at 2801 E. Plano Parkway, Plano, Texas, 75074.

Quorum

A majority of the outstanding shares of our common stock must be represented in person or by proxy at the meeting to establish a quorum.  Both abstentions and broker non-votes are counted as present for determining the presence of a quorum.  Broker non-votes occur when you fail to provide voting instructions for shares you hold in “street name.”  In that case, your broker may be authorized to vote your shares on routine items but is prohibited from voting your shares on other matters.  The “non-votes” on those other matters are known as “broker non-votes.”

Stockholders Entitled to Vote

Each share of our common stock outstanding as of the close of business on March 31, 2010, the record date, is entitled to one vote per share at the Annual Meeting on each matter properly brought before the meeting.  As of the record date, there were 6,988,892 shares of common stock issued and outstanding.  This number does not include treasury shares, which are not entitled to be voted at the meeting.

Adams Golf stockholders hold their shares in various forms, including through a stockbroker, bank, trustee, or other nominee and directly in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially:

•
Stockholder of Record – If your shares are registered directly in your name with Adams Golf’s transfer agent, BNY Mellon Shareowner Services, you are the record stockholder of those shares and these proxy materials are being sent directly to you by Adams Golf.  As the stockholder of record, you have the right to grant your voting proxy directly to Adams Golf or to vote in person at the meeting.

•
Beneficial Owner – If your shares are held in a stock brokerage account, by a bank, trustee, or other nominee, you are considered to be the beneficial owner of shares held in street name and these proxy materials are being forwarded to you by your broker, trustee, or nominee who is considered the record stockholder of those shares.  As the beneficial owner, you have the right to direct your broker, trustee or nominee on how to vote and are also invited to attend the meeting.  However, because you are not the stockholder of record, you may not vote these shares in person at the meeting.  Your broker, trustee, or nominee is obligated to provide you with a voting instruction card for your use.

Proposals You are Asked to Vote on and the Board’s Voting Recommendations

The following proposals are scheduled to be voted on at the meeting.  Our Board recommends that you vote your shares as indicated below:

Proposal	The Board’s Voting Recommendation

1. The Election of Three Director Nominees	“FOR” Each nominee to the Board

2. Ratification of Independent Registered Public Accounting Firm	“FOR” Ratification of the Independent Registered Public Accounting Firm

Other than the proposals described in this proxy statement, the Board is not aware of any other matters to be presented for a vote at the Annual Meeting.  If you grant a proxy, any of the persons named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.  If any of our nominees is unavailable as a candidate for director, the proxy holders will vote your proxy for another candidate or candidates as they may be nominated by the Board.

Required Vote

The nominees for election as Directors at the Annual Meeting will be elected by a plurality of the votes cast at the meeting.  This means that the director nominee with the most votes for a particular slot is elected for that slot.  Votes withheld from one or more director nominees will have no effect on the election of any director from whom votes are withheld.

The ratification of our independent registered public accounting firm requires the affirmative “FOR” vote of a majority of those shares present and in person or represented by proxy at the meeting and entitled to vote on the matter.  If you are a beneficial owner and you do not provide the stockholder of record with voting instructions, your shares may constitute broker non-votes, as described in the section on page 1 entitled Quorum.  In tabulating the voting result for any particular proposal, shares that constitute broker non-votes will have no effect on the outcome of any vote.

Voting Methods

If you are a “stockholder of record,” you may vote your shares in person at the Annual Meeting, vote by telephone, or vote by mailing in the enclosed proxy card.  Please refer to the specific instructions set forth on the enclosed proxy card.

If you hold your shares in “street name,” you must obtain a proxy from your broker, banker, trustee or nominee giving you the right to vote the shares at the Annual Meeting.  Please contact your broker/banker/trustee/nominee to obtain instructions for voting your shares.

Revoking Your Proxy

You may revoke your proxy by doing one of the following:

•	by sending a written notice of revocation to the Secretary of the Company that is received at least one business day prior to the Annual Meeting, stating that you revoke your proxy;

•	by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card; or

•	by attending the Annual Meeting and voting your shares in person.

Counting the Vote

In the election of Directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” from one or more of the nominees.  With respect to the ratification of our independent registered public accounting firm, you may vote “FOR,” “AGAINST,” or “ABSTAIN.”  If you sign your proxy card or broker voting instructions card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

Results of the Vote

We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K filed with the Securities and Exchange Commission within four business days of the Annual Meeting.

Dissenters’ Right of Appraisal

None of our stockholders have any dissenters’ or appraisal rights with respect to the matters to be voted on at the Annual Meeting.

Delivery of Proxy Materials

Securities and Exchange Commission rules allow us to deliver a single copy of an annual report and proxy statement to any household at which two or more stockholders reside, if we believe the stockholders are members of the same family.  This rule benefits both you and the Company.  We believe it eliminates duplicate mailings that stockholders living at the same address receive and it reduces our printing and mailing costs.  This rule applies to any annual reports, proxy statements, proxy statements combined with a prospectus, or information statements.  Each stockholder will continue to receive a separate proxy card or voting instruction card.

Your household may have received a single set of proxy materials this year.  If you prefer to receive your own copy now or in future years, or if you are receiving multiple copies and would like to receive only one copy, please request a duplicate set by contacting Ms. Pamela High, Interim Chief Financial Officer, at (972) 673-9000 or by mail at 2801 E. Plano Parkway, Plano, Texas 75074 or by email at InvestorInfo@adamsgolf.com.

If a broker or other nominee holds your shares, you may continue to receive some duplicate mailings.  Certain brokers will eliminate duplicate account mailings by allowing stockholders to consent to such elimination, or through implied consent if a stockholder does not request continuation of duplicate mailings.  Because not all brokers and nominees may offer stockholders the opportunity this year to eliminate duplicate mailings, you may need to contact your broker or nominee directly to discontinue duplicate mailings.

List of Stockholders

The names of stockholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting for any purpose germane to the meeting.  The list will be available 10 days prior to the meeting between the hours of 9:00 am and 4:30 p.m. at our principal executive offices at 2801 East Plano Parkway, Plano, Texas, 75074, by contacting Ms. Pamela High, Interim Chief Financial Officer.

Cost of Proxy Solicitation

Adams Golf will pay for the cost of preparing, assembling, printing, mailing and distributing these proxy materials.  In addition to mailing these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our Directors, officers and employees who do not receive any additional compensation for these solicitation activities.  We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners of stock.

Transfer Agent

Our Transfer Agent is BNY Mellon Shareowner Services.  All communications concerning record stockholder accounts, including address changes, name changes, common stock transfer requirements, and similar issues can be handled by contacting our Transfer Agent at 877-884-3492 or on the internet at www.bnymellon.com/shareowner/isd.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

Our Board is divided into three classes.  One class of Directors is elected at each Annual Meeting of Stockholders for a three-year term of office.

The Directors elected at this meeting will serve until the Annual Meeting of Stockholders held in 2013.  Directors not up for election this year will continue in office for the remainder of their terms.

The Board of Directors has nominated three Directors to serve for a three-year term expiring in 2013.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of Directors to be elected at the meeting.

The Board unanimously recommends a vote “FOR” the election of these director nominees.

Directors Up for Election in 2010 for Terms Expiring in 2013

Name and Principal Occupation	Age	Director Class (Terms)	Director Since	Other Directorships

B.H. (Barney) Adams	71	Class III	1987	n/a
Chairman of the Board of the		(Exp. 2013)
Company

Joseph R. Gregory	55	Class III	2007	n/a
President & Chief Executive Officer,		(Exp. 2013)
Gregory Management Co., LLC
Chairman & Chief Executive Officer,
Epic Secure Solutions, Inc.

Mark R. Mulvoy	68	Class III	1998	n/a
Retired Editor of Sports Illustrated		(Exp. 2013)

Each of our board members provides differing talents to enhance the strength of our business.  Many members have extensive experience in the golf industry or business growth experience in a variety of industries.  We expect our board members to use their expertise and talents to represent the interest of all Company stockholders.

B.H. Barney Adams – Age 71, a Director since 1987.  Mr. Adams founded Adams Golf in 1987 and has served as our Chairman of the Board since that time.  Mr. Adams served as our Chief Executive Officer from 1987 until January 2002, and as our President from 1987 until August 2000.  Mr. Adams is the inventor of the Tight Lies® Fairway Wood.  Additionally, Mr. Adams, as founder of our business, brings a wealth of golf industry experience.

Joseph R. Gregory – Age 55, a Director since November 2007.  Mr. Gregory is currently the president and chief executive officer of Gregory Management Co., LLC, a private investment management company, and is chairman and chief executive officer of Epic Secure Solutions, Inc., a privately-held security software company. Previously, he was a co-founder of King Pharmaceuticals, Inc. (NYSE: KG) where he served as vice chairman and secretary of the board of directors and led the company's sales and marketing efforts.  He also served as president and chief executive officer of Monarch Pharmaceuticals. He serves on the boards of numerous community charities, and runs a private family foundation focusing on children’s issues. Mr. Gregory is a graduate of the University Of Maryland School Of Business, where he received his Bachelor of Science degree in business administration in 1977.  Mr. Gregory brings perspective as a significant shareholder and private investor, his expertise and talents as they relate to developing and managing emerging and growth companies through service as an officer and director, and his perspective from industries other than golf.

Mark R. Mulvoy – Age 68, a Director since April 1998.  Mr. Mulvoy is a retired executive of Sports Illustrated magazine where he was employed from 1965 to 1996.  He was managing editor of Sports Illustrated from 1984 through 1996 and publisher from 1990 to 1992. Mr. Mulvoy, with his many years at Sports Illustrated, brings significant sports-related marketing, media and public relations experience.

Directors Continuing in Office

Name and Principal Occupation	Age	Director Class (Term)	Director Since	Other Directorships

John M. Gregory	57	Class I	2007	Stellar Pharmaceuticals
Chief Manager, SJ Strategic		(Exp. 2011)		UPM Pharmaceuticals
Investments LLC

Robert D. Rogers	73	Class I	2004	Texas Industries, Inc.
Chairman of the Board		(Exp. 2011)
of Texas Industries, Inc.

Oliver G. (Chip) Brewer III	46	Class II	2000	n/a
President and Chief Executive		(Exp. 2012)
Officer of the Company

Russell L. Fleischer	42	Class II	2005	n/a
Chief Executive Officer,		(Exp. 2012)
HighJump Software

John M. Gregory – Age 57, a Director since November 2007.  Mr. Gregory is currently chief manager of SJ Strategic Investments LLC, a private, family-owned investment vehicle with a diverse portfolio of public and private investments.  Previously, he was a co-founder of King Pharmaceuticals, Inc. (NYSE:KG) and served as chairman of the board and chief executive officer for nine years.  Currently, Mr. Gregory serves on the board of Stellar Pharmaceuticals, Inc., a Canadian based pharmaceutical company (OTCBB: SLXCF; TSXV: SLX), and serves as chairman and chief executive officer of UPM Pharmaceuticals, Inc., a privately-held pharmaceutical company.  Mr. Gregory is a graduate of the University of Maryland School of Pharmacy, where he received a Bachelor of Science in Pharmacy in 1976. Mr. Gregory brings perspective as a significant shareholder and private investor, his expertise and talents as they relate to founding and developing emerging and growth companies, and his perspective from an industry other than golf.

Robert D. Rogers – Age 73, a Director since February 2004.  Mr. Rogers has been a director of Texas Industries, Inc. since 1970, and was elected as chairman of the board of Texas Industries in October 2004.  He retired from his position of president and chief executive officer of Texas Industries in May 2004, a position he had held since 1970.  In addition, he is a member of the executive board for Southern Methodist University Cox School of Business.  Mr. Rogers brings a significant amount of business expertise along with an exceptionally strong financial background.

Oliver G. (Chip) Brewer III – Age 46, a Director since October 2000.  Mr. Brewer has served as the President and Chief Executive Officer of Adams Golf since January 2002.  He was our President and Chief Operating Officer from August 2000 to January 2002 and our Senior Vice President of Sales and Marketing from September 1998 to August 2000. Mr. Brewer brings not only his business talents but also his management skills and a forward looking growth perspective.  Since he has a long tenure with the company he also he brings years of company specific knowledge and a vast amount of golf industry knowledge.

Russell L. Fleischer – Age 42, a Director since February 2005.  Mr. Fleischer is currently the Chief Executive Officer of HighJump Software.  From July 2007 to January 2010, he was the Chief Executive Officer of Healthvision (formerly Quovadx) and from September 2006 until July 2007, he was an Executive in Residence for Golden Gate Capital.  Mr. Fleischer was the Chief Executive Officer and a director of TriSyn Group, a privately held software company from December 2002 until September 2006.  He was Vice President and Chief Financial Officer of Adams Golf from November 2000 to December 2002. With Mr. Fleischer’s financial background as a CEO and his inside knowledge garnered while he was our Chief Financial Officer, he brings audit, finance and business knowledge coupled with his golf industry experience.  Additionally, Mr. Fleischer also has a vast amount of experience in merger and acquisitions, capital raising and private equity transactions.

There is no family relationship between any of the nominees or between any nominee and any executive officer of Adams Golf, except that Mr. John Gregory and Mr. Joseph Gregory are brothers.

The Board of Directors has determined that each of Messrs. Fleischer, John Gregory, Joseph Gregory, Rogers and Mulvoy is an “independent director” pursuant to Rule 5605(a)(2) of the NASDAQ Marketplace Rules.

CORPORATE GOVERNANCE

Our business, property and affairs are managed under the direction of our Board.  Members of our Board are kept informed of our business through discussions with our President and Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and production facility, and by participating in meetings of the Board and its Committees.  The Board is committed to good business practices, transparency of financial reporting and sound corporate governance.

Executive Sessions of Independent Directors

Independent Directors occasionally meet in executive sessions without management and may or may not select a director to facilitate the meeting.  In 2009, our independent Directors held two such meetings.

Communication with Directors

Stockholders may communicate with the Independent Directors or Chairs of our Audit and Compensation Committees on Board-related issues by writing to the Committee Chairs or to the outside Directors as a group c/o Ms. Pamela High, Interim Chief Financial Officer at Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074.  The envelope should clearly indicate the person or persons to whom the communication should be forwarded.

Communications will be distributed to the Board, or to any individual director or Directors as appropriate, depending on the facts and circumstances outlined in the communications.  The Board has directed that certain items that are unrelated to the duties and responsibilities of the Board do not need to be forwarded to our Directors, such as:

•	spam;
•	junk mail and mass mailings;
•	product inquiries and suggestions;
•	resumes and other forms of job inquiries;
•	surveys; and
•	business solicitation or advertisements.

In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be available to any outside director upon request.

Code of Conduct

Adams Golf has adopted a code of conduct that applies to all of our Directors, officers and employees.  To obtain a copy of our Code of Conduct, please contact Ms. Pamela High, Interim Chief Financial Officer, c/o Adams Golf, 2801 E. Plano Parkway, Plano, Texas, 75074.

Transactions with Related Persons

We do not have a specific set of policies and procedures with respect to the approval of related party transactions.  Our Code of Conduct, discussed above, which is found in our Employee Information Guide, governs our decision-making with respect to related party transactions.  In general, related party transactions are infrequent in nature and, if material, are always disclosed to the Board.  If a related party transaction affects a specific Board member, that Board member will recuse himself from voting with respect to the approval of the related party transaction.  In fiscal 2009, there were no related party transactions that were reviewed for approval by the Board.

Ms. Cindy Adams-Herington, the daughter of our Chairman, Barney Adams, owns 40% of Plano Paper and Supply.  Her husband, Mr. Tom Herington owns 60% of Plano Paper and Supply.  Our Chairman, Mr. Barney Adams, is a lender to Plano Paper and Supply.  In June 2005, Adams Golf, in an open bid process, selected Plano Paper and Supply as a supplier of shipping boxes for our products.  In 2009, we made total purchases of $328,000 from Plano Paper and Supply.  This supply arrangement is subject to change at any time based on then current market conditions and an ongoing competitive bidding process.

Relationships

Two adult children of our Chairman, Barney Adams are employees of Adams Golf.  Mr. Edwin Adams serves as our General Counsel.  In 2009, Edwin Adams received an annual base salary of $127,000 and a bonus of $500.  Ms. Cindy Adams-Herington holds the position of Vice President, Advertising and Marketing and received an annual base salary in 2009 of $160,000 and a bonus of $500.  Neither Edwin Adams nor Cindy Herington has employment contracts or change of control arrangements with us.

Director Attendance at Annual Meeting of Stockholders

The Company’s policy is that our Directors are expected to attend the Annual Meeting of Stockholders unless extenuating circumstances prevent them from attending.  All of our then-serving Directors attended last year’s Annual Meeting of Stockholders, with the exception of Mr. John Gregory and Mr. Joseph Gregory.

BOARD STRUCTURE AND COMMITTEE MEMBERSHIP

The Board is divided into three classes serving staggered three-year terms.  The Board has seven Directors and two committees:  the Audit Committee and the Compensation Committee.  The membership during fiscal 2009 and the function of each Committee are described below.

During fiscal 2009, the Board of Directors held four regular meetings and three special meetings.  The Audit Committee held four meetings and the Compensation Committee held two meetings during fiscal 2009.  All of our Directors attended at least 75% of the meetings of the Board and all committees on which he served either in person or via teleconference.

The following chart shows the composition of the committees of the Board and the number of meetings held by each committee during fiscal year 2009.

Director	Audit Committee	Compensation Committee	Independent Director [1]

B.H. (Barney) Adams
Oliver G. (Chip) Brewer III
Russell L. Fleischer	X	X	X
John M. Gregory			X
Joseph R. Gregory			X
Mark R. Mulvoy	X	X	X
Robert D. Rogers	X		X

Fiscal 2009 Meetings	4	2

(1)	Individuals who are independent Directors in accordance with NASDAQ’s independence standards set forth in Rule 5605(a)(2).

Board Leadership Structure and Risk Oversight

Until January 2002, we operated with Mr. Adams, the founder of Adams Golf, serving as our Chief Executive Officer and Chairman of the Board.  Since January 2002, Mr. Brewer has served as our Chief Executive Officer, and Mr. Adams has remained our Chairman of the Board.  Mr. Brewer has also served on our Board since 2000.  Although Mr. Adams is no longer an executive officer of the Company, he continues to participate in certain aspects of our business and operations in addition to his service as Chairman of the Board.  We believe our Chief Executive Officer and Chairman of the Board have an excellent working relationship that has allowed Mr. Brewer to focus on the challenges that the Company is facing in the current business environment.

Our Board has five independent members and two non-independent members, Messrs. Brewer and Adams.  Our Audit Committee and Compensation Committee are each comprised solely of independent directors.  We believe that the number of independent directors that make up our Board benefits our Company and our stockholders and that our Board structure provides strong leadership for our Board while also positioning our Chief Executive Officer as the leader of the Company in the eyes of our customers, employees and other stakeholders.

Our Audit Committee is primarily responsible for overseeing the Company’s risk management processes on behalf of the full Board.  The Audit Committee receives reports from management concerning the Company’s assessment of risks.  In addition, the Audit Committee reports regularly to the full Board, which also considers the Company’s risk profile.  The Audit Committee and the full Board focus on the most significant risks facing the Company and the Company’s general risk management strategy.  In addition, our Compensation Committee considers whether any of our compensation policies and practices create risks to our risk management practices or provide risk-taking incentives to our executives and other employees.  While the Board oversees the Company’s risk management, Company management is responsible for day-to-day risk management processes.  We believe this division of responsibilities is the most effective approach for addressing the risks facing our Company and that our Board structure supports this approach.

Audit Committee

The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications, independence and performance of the Company’s independent auditor, and the performance of the Company’s internal auditing function.  In addition, the Audit Committee:

•	Reviews the annual audited and quarterly consolidated financial statements;

•
Reviews the Company’s financial reporting process and disclosure and internal controls and procedures, including major issues regarding accounting principles and financial statement presentation, and critical accounting policies to be used in the consolidated financial statements;

•	Appoints, oversees and approves compensation of the independent auditor;

•	Reviews with the independent auditor the scope of the annual audit, including fees, and approves all audit and permitted non-audit services provided by the auditor;

•	Reviews findings and recommendations of the independent auditor and management’s response to the recommendations of the independent auditor; and

•	Discusses policies with respect to risk assessment and risk management, the Company’s major risk exposures, and the steps management has taken to monitor and mitigate such exposures.

Russell L. Fleischer, Mark R. Mulvoy and Robert D. Rogers are the members of the Audit Committee.  The Board of Directors has determined that all of our Audit Committee members are independent and Mr. Fleischer and Mr. Rogers qualify under the NASDAQ listing standards as “audit committee financial experts” within the meaning of the rules of the Securities and Exchange Commission and they both are co-chairs of the audit committee.  The charter of the Audit Committee is available at www.adamsgolf.com under the tab “Corporate – Corporate Governance.”

Compensation Committee

The primary functions of the Compensation Committee are to review and refine our executive compensation philosophy and guiding principles to reflect Adams Golf’s mission, values and long-term strategic objectives and to adopt and administer executive compensation programs in a manner that furthers the interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee: (i) was an officer or employee of the Company during the fiscal year 2009, or (ii) had any relationship requiring disclosure by the Company under the rules of the Securities and Exchange Commission requiring disclosure of certain relationships and related party transactions.  None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Russell L. Fleischer and Mark R. Mulvoy are the members of the Compensation Committee.  Mr. Mulvoy serves as the Compensation Committee Chairman. Both Mr. Fleischer and Mr. Mulvoy qualify as independent Directors under the NASDAQ listing standards.  The Compensation Committee does not currently operate under a Compensation Committee charter.

Role of Committee

The fundamental responsibilities of our Compensation Committee are:

•	to adopt, review and refine the Company’s executive compensation philosophy and guiding principles that reflect Adams Golf’s mission, values and long-term strategic objectives;

•	to administer the Company’s executive compensation program in a manner that furthers the Company’s strategic goals and serves the interest of our stockholders;

•	to establish compensation-related performance objectives for executive officers that support our strategic plan;

•	to evaluate the job performance of the Chief Executive Officer in light of those goals and objectives;

•	to determine the total compensation levels of the senior executive officers and to allocate total compensation among the various components of executive pay;

•	to assess whether any compensation policies provide incentive for taking risks that are reasonably likely to have a material adverse effect on Adams Golf;

•	to make recommendations to the Board of Directors regarding the adoption or amendment of the incentive and equity-based compensation plans; and

•	to recommend to the Board the compensation arrangements with non-employee Directors.

Committee Meetings

Our Compensation Committee meets as often as necessary to perform its duties and responsibilities.  The Compensation Committee held two formal meetings during fiscal year 2009 and multiple informal conference calls regarding employment contract and Director compensation issues.

The Compensation Committee frequently receives and reviews materials in advance of each meeting.  These materials are typically compiled by management and include information that management believes will be helpful to the Committee as well as materials that the Committee has specifically requested.  Depending on the agenda for the particular meeting, these materials may include:

•	financial reports on year-to-date performance versus budget and compared to prior year performance;

•	calculations and reports on levels of achievement of individual and corporate performance objectives; and

•	information on the executive officers’ stock ownership and option holdings.

For a further discussion of the Compensation Committee’s role in executive officer compensation, please see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 17.

DIRECTOR NOMINATION PROCESS

We have adopted corporate governance procedures that mandate that a majority of independent Directors must nominate all new Directors to the entire Board for a vote.  These governance procedures allow us to comply with NASDAQ nominating committee standards.  Subject to the rights of the holders of preferred stock or any other class of our capital stock (other than common stock), or any series of the foregoing that has been outstanding, nominations for the election of Directors may be made by our Board, any committee appointed by our Board, or by any stockholder entitled to vote for the election of Directors.  We do not currently have a standing nominating committee or a charter with respect to the nominating process.  Our Board believes that it is not necessary to have such a committee because the Board’s size and composition allow it to adequately identify and evaluate qualified candidates for Directors.  However, our Board of Directors may consider appointing such a committee at some time in the future.

On November 2, 2007, Stephen R. Patchin and Paul F. Brown, Jr. each resigned as a director of Adams Golf.  On November 5, 2007, the Board elected John M. Gregory and Joseph R. Gregory as Directors.

Messrs. Patchin and Brown resigned, and the new Directors were selected, in connection with and pursuant to the sale on November 2, 2007 by Royal Holding Company, Inc. to SJ Strategic Investments LLC and Joseph R. Gregory of 676,143 and 917,485 shares of Adams Golf Common Stock, respectively. Mr. Patchin is the chief executive officer of Royal Holding Company, Inc.  Mr. Brown is the vice president, finance and chief financial officer of Royal Holding Company, Inc. John M. Gregory is the chief manager of SJ Strategic Investments LLC. John M. Gregory and Joseph R. Gregory are brothers.

After Messrs. Patchin and Brown indicated to the our Board that they would be resigning in connection with the sale, Messrs. Gregory and Gregory indicated to the Board that they were interested in being selected as Directors in connection with the sale to replace Messrs. Patchin and Brown. Certain of the independent Directors of Adams Golf subsequently agreed to meet with Messrs. Gregory and Gregory to discuss and consider their potential selection as Directors. Messrs. Gregory and Gregory were appointed as Directors of Adams Golf at a Board meeting held on November 5, 2007.  John M. Gregory took the vacated seat of Mr. Patchin, which expired in 2008, but John Gregory was elected at the Annual Meeting of Stockholders in 2008.  Joseph R. Gregory took the vacated seat of Mr. Brown, which expires at this Annual Meeting.

Our Board evaluates director nominees based on financial literacy, knowledge of our industry or other background relevant to our needs, status as one of our stockholders, “independence” for purposes of compliance with the rules of the Securities and Exchange Commission and NASDAQ, moral character and willingness, ability and availability for service.  The Board does not have a policy with regard to the consideration of diversity in indentifying director nominees, but evaluates nominees taking into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer.  Aside from the qualities stated above, our Board does not have a set of minimum qualifications that must be met by director nominees.

We have not paid fees to any third party to assist in the process of identifying or evaluating director candidates.  Because we do not have a standing nominating committee, this year’s nominees (each of whom is currently serving as a Director) were selected for re-election by our entire Board.

Nominations by Stockholders at the Annual Meeting

Our Bylaws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements.  For a detailed description of our Annual Meeting advance notice requirements and our stockholder nomination procedures, please see page 42 of this proxy statement.

EXECUTIVE OFFICERS

Below are the names and ages of our Chief Executive Officer and Interim Chief Financial Officer as of December 31, 2009 (the “named executive officers”) and a brief description of their prior experience and qualifications.

Name	Age	Position
Oliver G. (Chip) Brewer III	46	President and Chief Executive Officer
Pamela J. High	35	Interim Chief Financial Officer

Oliver G. (Chip) Brewer III – Please see biography of Mr. Brewer on page 6.

Pamela J. High – Age 35.  Ms. High has served as Interim Chief Financial Officer of Adams Golf since April 2009.  She was our Controller from July 2002 to April 2009.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:

•	the members and role of our Compensation Committee;

•	our compensation-setting process;

•	our compensation philosophy and policies regarding executive compensation;

•	the components of our executive compensation program; and

•	our compensation decisions for fiscal year 2009 and the first quarter of fiscal 2010.

In this “Compensation Discussion and Analysis” section, the terms “we,” “our,” “us,” and the “Committee” refer to the Compensation Committee of Adams Golf’s Board.

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are intended to align the interests of management with those of our stockholders.  The following principles influence and guide our compensation decisions.

We Focus on Results and Strategic Objectives

Our compensation analysis begins with an examination of Adams Golf’s business plan and strategic objectives.  In analyzing Adams Golf’s business plan and strategic objectives, the Compensation Committee may consider any of the following:

•	Adams Golf products to be launched in the fiscal year;

•	the competitive environment;

•	targeted revenue growth rates;

•	targeted profitability rates;

•	investments in the current fiscal year, including, but not limited to, personnel, marketing, tour pro investment and capital expenditures;

•	customer concentration and channel mix changes;

•	market share data by product category; and

•	economic environment.

Our compensation decisions for named executive officers are made following a detailed discussion of the aforementioned business plan and strategic objectives.  Our compensation decisions are intended to reward key management and employees for their participation in advancing Adams Golf’s strategic initiatives and financial performance measures.  The most significant financial performance measures considered in setting compensation are:

•	revenue growth versus business plan for the current fiscal year;

•	profitability versus business plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the Company.

At Adams Golf, our most significant profitability measure is EBITDA (earnings before interest, taxes, depreciation and amortization).

Compensation Decisions Should Promote the Interests of Stockholders

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance.  Linking pay to performance, in our opinion, aligns the objectives of our senior executives with the interests of our stockholders.  This philosophy has guided many of our compensation related decisions, such as:

•
A substantial portion of senior executive compensation is contingent on, and variable with, achievement of objective corporate and/or individual performance goals. A substantial majority of the variable or bonus-related component of compensation is determined by corporate revenue growth and profitability metrics. We believe that linking the payment of bonuses to our senior executives to the achievement of our most significant financial performance measures as noted above aligns the objectives of our executive officers with the interests of our stockholders.

•	We believe that equity ownership by our senior executives aligns their long-term incentives with those of Adams Golf’s stockholders.

Compensation Should be Reasonable and Responsible

It is essential that Adams Golf’s overall compensation levels be sufficiently competitive to attract talented leaders and motivate those leaders to achieve superior results.  At the same time, we believe that compensation should be set at responsible levels.  We believe that our compensation policies are responsible if our executive compensation programs are consistent with Adams Golf’s constant focus on controlling costs while remaining competitive to allow Adams Golf to attract highly qualified candidates for management positions.

Compensation Disclosures Should be Clear and Complete

We believe that all aspects of executive compensation should be clearly, comprehensibly and promptly disclosed in plain English to stockholders.  We believe that compensation disclosures should provide all of the information necessary to permit stockholders to understand our compensation philosophy and objectives, our compensation-setting process and how much our executives are paid.

The Use of Compensation Consultants

We have in the past engaged compensation consultants to help provide guidance on median pay and equity ownership levels for executives in similarly-sized companies in comparable industries.  Most recently in July 2007, we engaged Mercer Human Resource Consulting to consult with us concerning the compensation package of our President and Chief Executive Officer, Chip Brewer for his 2008 – 2010 employment agreement.

Mercer created a peer list of similarly-sized companies in comparable industries in order to benchmark executive compensation levels against companies that have executive positions with responsibilities similar in breadth and scope to ours. Because a paucity of publicly traded, similarly sized golf equipment and golf component businesses exists, Mercer included in its peer group analysis similarly sized companies in the sporting goods and apparel categories. The following are several of the companies used in the peer group for Adams Golf: Ashworth, Cutter & Buck, Radica Games, Cybex International, Fountain Powerboat Industries, Gametech International, Vermont Teddy Bear and Aldila. The Compensation Committee reviewed a summary of the compensation data prepared by Mercer to ensure that our named executive officers’ compensation programs were competitive.

We do not currently have Mercer or any other compensation consultant under engagement.  In our opinion, our relatively small size and the fact that the compensation package of our Chief Executive Officer is determined by his employment agreement restricts our need for a continuing engagement with a consultant.  The Compensation Committee may engage a compensation consultant in the future if the needs of the business so dictate.

Elements of Executive Compensation

Base Salary

Base pay is a critical element of executive compensation because it provides executives with a base level of monthly income.  In determining base salaries, we consider the executive’s qualifications and experience, scope of responsibilities and future potential, the goals and objectives established for the executive, the executive’s past performance, competitive salary practices at comparable companies, internal pay equity and the tax deductibility of base salary.

For our named executive officers, we establish base salaries at a level so that a significant portion of the total compensation that such named executive officers can earn is performance-based pay.

Annual Management Incentive Compensation Plan

Our Annual Management Incentive Compensation Plan (the “Plan”) was established in 1998.  The Plan provides named executive officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for each half of the fiscal year.  Performance goals are tied to measures of financial performance rather than appreciation in stock price.  Performance goals are generally based on financial results as defined by our business plan and bonus evaluations are made in July and January.  Our business plan is developed by our named executive officers in consultation with other members of management of the Company and is ultimately presented to and approved by the Board. The named executive officers and other key employees are evaluated and paid primarily on:

•	revenue growth versus plan for the current fiscal year;

•	profitability versus plan for the current fiscal year; and

•	prudent investments to build the Adams Golf brand and to focus on long-term growth and the health of the Company.

The Compensation Committee has been pleased with the Plan and with the balance inherent in the measures upon which the named executive officers and other key employees are paid under the Plan.  We are committed to growing revenue and maintaining profitability in the short term, and in the long-term making prudent, brand-building investments such as our commitments on the professional golf tours and our commitment to research and development.

The Compensation Committee sets targeted incentive payout percentages as a percentage of base salary for each named executive officer.  These targets are based on competitive practices for each comparable position based on results from the Mercer report in 2007 and reviews of informal surveys conducted by our human resources department.  The majority of the weighting of whether the named executive officer achieves his or her semi-annual bonus is determined by the financial performance metrics mentioned previously in this section.  In addition, each named executive officer has individual semi-annual goals that must be achieved, in full or in part, in order to attain the targeted payout of the semi-annual bonus.  Performance above or below the targeted payout can be achieved based on numerous factors including our performance versus semi-annual financial metrics and the named executive officer’s individual performance versus his or her specific semi-annual performance goals.

Equity-Based Compensation

We believe that equity compensation is the most effective and most widely accepted means of creating a long-term link between the compensation provided to named executive officers and other key management personnel with gains realized by the stockholders.  The Compensation Committee’s objective is to provide named executive officers with long-term incentive opportunities that are consistent with those of comparable companies.

The 2002 Equity Incentive Plan governs the granting of equity-denominated securities to Adams Golf employees and was approved by the Company’s stockholders in May 2002. The 2002 Equity Incentive Plan allows us to grant Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Dividend Equivalents or Other Stock-Based Awards (all terms defined in the 2002 Equity Incentive Plan). Through 2007, we had only awarded options to purchase our common stock under the 2002 Equity Incentive Plan. The Compensation Committee regularly discusses and evaluates the use of alternative types of awards under the 2002 Equity Incentive Plan and may use such alternative awards in the future.

All restricted stock awards incorporate the following features:

•	The vesting period of current restricted stock awards varies between six months and four years; and

•	Grants do not include “reload” provisions.

All stock option awards incorporate the following features:

•	The term of the grant does not exceed 10 years;

•	Since January 2005, the grant prices of option grants are not less than the market price on the date of grant;

•	Grants do not include “reload” provisions; and

•	Options generally vest 25% per year over four years beginning with the first anniversary of the date of grant. In some instances we have used six-month and one-year option vesting periods.

We currently use restricted stock awards as a long-term incentive vehicle because:

•
Restricted stock grants align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•
Restricted stock grants help to provide a balance to the overall compensation program; our annual bonus incentive program focuses on the achievement of annual performance targets; the long-term vesting period for restricted stock awards creates incentives for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.

We may continue to use stock options as a long-term incentive vehicle because:

•
Stock options align the interests of executives with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders.

•	All of the value received by the recipient from a stock option is based on the growth of the stock price above the exercise price.

•
Stock options help to provide a balance to the overall compensation program; our annual bonus incentive program focuses on the achievement of annual performance targets; the four-year vesting period for stock option awards creates incentives for increases in stockholder value over a longer term.

•	The vesting period encourages executive retention and the preservation of stockholder value.

In determining the number of options and/or restricted shares to be granted to named executive officers and other key employees, we take into account the individual’s position, scope of responsibility, ability to affect revenue growth, profitability and stockholder value, as well as the individual’s historic and recent performance and the equity value of the grant in relation to other elements of total compensation.

Option grants for our President and Chief Executive Officer, Chip Brewer, have been made concurrent with his employment agreements of 2002 and 2005.  As discussed in more detail in the section entitled “Employment Contracts and Change in Control Arrangements” on page 31 of this Proxy Statement, in 2008 and 2009, we awarded shares of restricted stock to Mr. Brewer, our President and Chief Executive Officer, as part of his employment contract.  These grants were approved by the Compensation Committee and the entire Board.  There have been two option grants for our Interim Chief Financial Officer, Pamela High –one made as a key employee in October 2002 and the other in November 2004.  Ms. High was also awarded a restricted stock grant in 2009.  The grants were approved by the Compensation Committee and the entire Board.  The date of Board approval is generally the date at which any option agreement or restricted stock grant becomes effective.

In the past, we have granted stock options with an exercise price less than the market price of the stock at the date of grant.  The grants were meant to incentivize key employees to help to turn around the Company.  The grants were made at a time when there was minimal Black Scholes value in options granted with an exercise price equal to market price on the date of grant.  We believe the grants have achieved their purpose, as we have been profitable for five of the previous seven fiscal years and the executive team and key employees have remained largely intact.

The expenses from these options have been accounted for from the inception of the option grants.  Given current IRS tax rulings in Section 409A, we do not expect to grant stock options in the future with exercise prices less than the market price of the stock at the date of grant.  We may grant other types of incentive awards under the 2002 Equity Incentive Plan in the future to the extent such awards are consistent with and further our compensation objectives.

The application of Section 409A of the Internal Revenue Service tax code resulted in many option holders designating option exercise dates in advance for some options that were granted with an exercise price less than the market price of the stock at the date of grant.  For more information about the scheduled timing of these exercises for our employees, please consult our Annual Report for the year ended December 31, 2009, a copy of which is included with this proxy statement.  In particular, please see Note 11 of the financial statements to the Annual Report regarding Stockholders’ Equity.

Additional Benefits

Executive officers participate in other employee benefit plans generally available to all employees on the same terms as similarly situated employees.  We offer a variety of health and welfare and retirement savings programs to all eligible employees.  The named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the Company’s employees.  The health and welfare programs are intended to protect employees against catastrophic loss and to encourage a healthy lifestyle.  Our health and welfare programs include medical, wellness, pharmacy, dental, vision, life insurance and accidental death and disability.  All employees are eligible for our 401(k) program.

In addition, certain officers receive other additional perquisites that are described in this Proxy Statement under the heading “Executive Compensation.”  These perquisites include:

•	Country Club memberships: We provide 100% of the monthly due expenses at various country club membership opportunities for some of our officers and other key employees.

•
Executive Medical Reimbursement:  We pay 100% of the costs of reimbursing top executives and key employees for out-of-pocket medical expenses they have incurred after our standard health insurance pays the allotted coverage amount.

Our Compensation Decisions

This section describes the compensation decisions that we made with respect to the named executive officers for fiscal year 2009, and the first fiscal quarter of 2010.

Executive Summary

In 2009 and the first quarter of 2010, we continued to apply the compensation principles previously described in determining the compensation of our named executive officers.  These compensation decisions were made in the context of Adams Golf’s recent financial performance.

In summary, the compensation decisions made in 2009 and the first quarter of 2010 for the named executive officers were as follows:

•
For fiscal year 2010, the base salary level for our President and Chief Executive Officer, Chip Brewer is governed by his employment agreement, which called for an increase in base salary for 2009 to $450,000 from $425,000.  However, Mr. Brewer chose to reduce his annual base salary to $360,000 beginning April 1, 2009, and subsequently agreed to another reduction to $300,000 beginning June 1, 2009.  Mr. Brewer’s annualized salary between November 1, 2009 and December 31, 2009 was $360,000.  Based upon his current employment agreement, Mr. Brewer’s salary for 2010 through 2012 will be based upon our revenues, but will not be less than $360,000 or more than $500,000.

•
The base salary level for fiscal year 2009 for our Interim Chief Financial Officer, Pamela High was reduced June 1, 2009 and then increased to $110,000 in November1, 2009.  Eric Logan, our former Chief Financial Officer, chose to reduce his annualized base salary level for fiscal year 2009 to $200,000 from $215,000 beginning April 1, 2009 and then left Adams Golf on April 30, 2009.

•
Because Adams Golf did not achieve its 2008 or 2009 Annual Plan revenue or EBITDA targets, neither Mr. Brewer nor Ms. High were paid incentive bonuses relating to performance in fiscal year 2009. Ms. High was paid a $500 end of year bonus, in appreciation of her efforts during the challenging business environment of 2009.

We believe that these decisions are consistent with our core compensation principles and objectives:

•	We believe in a “pay-for-performance” culture;

•	Compensation decisions should promote the interests of long-term stockholders; and

•	Compensation should be reasonable and responsible.

Base Salary Decisions

We have historically adjusted base salaries on a calendar year basis.  For fiscal year 2010, the base salary level for our President and Chief Executive Officer, Chip Brewer is governed by his employment agreement.  The base salary level for fiscal year 2010 for our Interim Chief Financial Officer, Pamela High remained at her 2009 base salary of $110,000.

Name	Title	2010 Base Salary	2009 Base Salary

Oliver G. (Chip) Brewer III	President and Chief Executive Officer	Variable between $360,000 and $500,000	$351,000

Pamela J. High	Interim Chief Financial Officer	110,000	98,000

In setting these base salaries, we considered:

•	our compensation philosophy and guiding principles described above;

•	the experience and industry knowledge of the named executive officers and the quality and effectiveness of their leadership at the Company;

•	all of the components of executive compensation, including base salary, incentive compensation, stock options, and benefits and perquisites;

•	the mix of performance pay to total compensation; and

•	internal pay equity among Adams Golf’s senior executives.

For a more detailed description of Mr. Brewer’s current employment agreement, please see “Employment Contracts and Change in Control Arrangements” on page 31.

Annual Management Incentive Compensation Plan Decisions

Our Annual Management Incentive Compensation Plan provides our named executive officers and key employees an opportunity to earn a semi-annual cash bonus for achieving specified performance-based goals established for the fiscal year.  In 2008, 2009 and 2010, the Compensation Committee has established performance objectives for the named executive officers based on targeted levels of revenue growth and EBITDA (earnings before interest, taxes, depreciation and amortization).  We believe that focusing on revenue growth is important because there are distinct advantages to revenue and profitability scale in the golf equipment business, such as the ability to advertise on network-televised golf events, to sponsor professional tour pros, and the ability to compete for strong research and development talent.  We believe that focusing on EBITDA is important because it is the most widely-accepted metric for the cash flow generated by a business.  The performance objectives allow the named executive officers to earn a cash bonus up to a specified percentage of their base salary if Adams Golf achieves at least a specified threshold of the above metrics.

The targeted bonus levels as a percentage of salary for 2010 for the named executive officers are specified below:

		Potential Bonus as Percentage (%) of Salary (1)
Name	Title	Threshold	Target	Stretch

Oliver G. (Chip) Brewer III	President and Chief Executive Officer	0%	100%	200%

Pamela J. High	Interim Chief Financial Officer	0%	20%	—

(1)
The named executive officers are eligible to receive a bonus equal to up to the specified percentage of their base salary if Adams Golf achieves the specified level of revenue growth and EBITDA as defined in the Company’s business plan.

Per the terms of Mr. Brewer’s employment contract, Mr. Brewer is entitled to a targeted bonus percentage of 100% with a stretch bonus percentage of 200%.

Stock Option and Restricted Stock Grant Decisions

In March 2008 per Mr. Brewer’s employment agreement, we granted Mr. Brewer 150,000 shares of our restricted common stock, which vested or will vest in six equal installments on the last trading days of June and December 2008, 2009 and 2010.  In November 2009, per an amendment to Mr. Brewer’s employment agreement, we granted Mr. Brewer 175,000 shares of our restricted common stock.  12,500 of the shares vest on each of the last trading day of June 2010 and the second to last trading day of December 2010.  37,500 of the shares vest on each of the last trading days of June 2011 and June 2012 and the second to last trading days of December 2011 and December 2012.

Ms. High received a grant of 50,000 shares of restricted stock in October 2009, which shares will vest in four equal annual installments beginning on October 23, 2010.

As of the record date for the 2010 Annual Meeting, the named executive officers hold the following unvested restricted stock grants and stock options that would become vested upon a change in control.

Name	No. of Shares Underlying Unvested Awards (#)	Unrealized Value of Unvested Awards ($)

Oliver G. (Chip) Brewer III	225,000	$663,750

Pamela J. High	50,000	$147,500

Note:  The unrealized value of these unvested restricted stock awards were calculated by multiplying the number of unvested shares remaining in such restricted stock awards by the closing price of our common stock as of December 31, 2009, $2.95.

Reasonableness of Compensation

After considering all components of the compensation paid to the named executive officers, the Compensation Committee has determined that the compensation is reasonable and is not excessive.  In making this determination, we considered many factors, including the following:

•	Management has generally led Adams Golf to increasing levels of profitability and revenue growth over their tenure.

•	Management has generally matched or exceeded the performance of peer companies in the golf industry.

•	Management has consistently led Adams Golf to increasing brand strength over their tenure.

•	Management’s compensation as compared to the compensation of executives at peer list companies studied in the past.

•	The stockholder return performance of Adams Golf for the past six years.

•
The compensation program for named executive officers and other key employees has generally achieved the goals of retaining and attracting talented management members who can and have helped us return the Company to profitability.

The Compensation Committee has also reviewed our compensation policies and practices for all of our executive officers and other employees and determined that any risks arising from such compensation policies and practices, including any risks to our risk management practices and risk-taking incentives created from such compensation policies and practices, are not reasonably likely to have a material adverse effect on us.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process.  The most significant aspects of management’s role are:

•	evaluating employee performance;

•	establishing business performance targets and objectives;

•	recommending salary levels and option awards; and

•	preparing meeting information for each Compensation Committee meeting.

Upon request, the Chief Executive Officer may also participate in Compensation Committee meetings to provide:

•	background information regarding Adams Golf’s strategic objectives;

•	his evaluation of the performance of the senior executive officers; and

•	compensation recommendations as to senior executive officers other than himself.

Compensation Policies

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

The Company generally seeks to maximize the deductibility for tax purposes of all elements of compensation. For example, the Company has historically only issued nonqualified stock options that result in a tax deduction to Adams Golf upon exercise. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million paid in any taxable year to an individual who, on the last day of the taxable year, is either the Company’s principal executive officer or an individual who is among the three most highly compensated officers for the taxable year (other than the principal executive officer or the principal financial officer). We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. We may, however, approve compensation that does not qualify for deductibility when we deem it to be in the best interest of Adams Golf.

Financial Restatement

It is the Board’s policy that the Board will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments to any cash or equity-based incentive compensation paid to named executive officers and certain other key management where the payment was predicated on the achievement of certain financial results that were subsequently the subject of restatement.  Where applicable, the Company will seek to recover any amount determined to have been inappropriately received by the individual involved.  We have not had to pursue recovery from any individual as a result of a restatement of our financial statements.

Stock Ownership Guidelines

We have not adopted formal stock ownership guidelines for our named executive officers however, we do believe that the ownership of stock by named executive officers helps align their interests with those of long-term stockholders.

Timing of Stock Option Grants

Adams Golf has adopted a policy on stock option grants that includes the following provisions relating to the timing of option grants:

•
The grant date of stock options is always the date of approval of the grants (or a specified later date if for any reason the grant is approved during a time when Adams Golf is in possession of material, non-public information).

•	The exercise price is the closing price of the underlying common stock on the grant date for those stock options that may be granted in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed the foregoing “Compensation Discussion and Analysis” with management.  Based on our review and discussion with management, we have recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement.

Submitted by:

Russell L. Fleischer
Mark R. Mulvoy
Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation of our named executive officers during the fiscal year ended December 31, 2009.

Name and Principal Position	Year	Salary	Bonus		Stock Option Awards	Restricted Stock Awards		All Other Compensation		Total Fiscal Year

Oliver G. (Chip)	2009	$351,000	$0	(1)	—	$551,000	(3)	$58,345	(5)	$960,345
Brewer III
President and Chief	2008	425,000	1,544,000	(2)	—	1,275,000	(4)	77,930	(6)	3,321,930
Executive Officer
	2007	400,000	400,000		—	—		79,194		879,194

Eric T. Logan	2009	65,833	—			—		8,389	(7)	74,222
Senior Vice President
and Chief Financial	2008	215,000	50,000		—	—		34,846	(8)	299,846
Officer (7)
	2007	200,000	220,000		—	—		32,515	(9)	452,515

Pamela J. High	2009	98,000	500			160,000	(11)	7,497	(12)	265,497
Interim Chief Financial Officer (10)

(1)	The company did not meet it’s performance objectives thus, no performance based bonuses were awarded.
(2)
Includes a $1,344,000 long-term incentive payment pursuant to Mr. Brewer’s 2005 – 2007 employment agreement and a semi-annual bonus award of $200,000 related to the Company’s financial performance in the second half of fiscal year 2007.

(3)	The value of the restricted stock award was based on a share price of $3.15 per share, which was the closing price of our common stock on November 6, 2009, the date of the restricted stock award.
(4)	The value of the restricted stock award was based on a share price of $8.50 per share, which was the closing price of our common stock on March 13, 2008, the date of the restricted stock award.
(5)
Includes $23,799 of automobile expenses; $1,174 for Group Term Life insurance premiums; $10,675 for health and welfare benefits; $18,446 for country club memberships and $4,250 of 401(k) matching contributions.

(6)
Includes $24,586 of automobile expenses; $1,436 for Group Term Life insurance premiums; $21,833 for health and welfare benefits; $2,430 of non-reimbursed business expenses; $18,446 for country club memberships and $9,200 of 401(k) matching contributions.

(7)
Effective as of April 21, 2009, Mr. Logan no longer served as our Chief Financial Officer. Includes $415 for Group Term Life insurance premiums; $5,357 for health and welfare benefits; and $2,8809 of 401(k) matching contributions.

(8)	Includes $455 for Group Term Life insurance premiums; $24,013 for health and welfare benefits; and $10,379 of 401(k) matching contributions.
(9)	Includes $420 for Group Term Life insurance premiums; $25,345 for health and welfare benefits; and $6,750 of 401(k) matching contributions.
(10)	Ms. High began serving as our Interim Chief Financial Officer on April 27, 2009.
(11)	The value of the restricted stock award was based on a share price of $3.20 per share, which was the closing rice of our common stock on October 23, 2009, the date of the restricted stock award.
(12)	Includes $157 for Group Term Life insurance premiums; $6,197 for health and welfare benefits; and $1,143 of 401(k) matching contributions.

Narrative Discussion of Summary Compensation Table

The salary and stock option awards for Mr. Brewer are determined by his employment agreement with the Company.  For a more detailed description of the Employment Agreement, please see “Employment Contracts and Change in Control Arrangements” beginning on page 31.  Bonuses for Mr. Brewer and Ms. High are paid semi-annually under the terms of the Company’s Annual Management Incentive Compensation Plan.  The Summary Compensation Table presents the total amount of bonuses paid to the Company’s named executive officers in fiscal years 2007, 2008 and 2009.  While Mr. Brewer and Mr. Logan were each paid semi-annual incentive bonuses of $200,000 and $50,000, respectively, in 2008, such bonuses related to the Company’s performance in the last six months of 2007.  Because Adams Golf did not achieve its 2008 or 2009 Annual Plan revenue or EBITDA targets, none of Mr. Brewer, Ms. High and Mr. Logan were paid an incentive bonuses relating to performance in fiscal years 2008 or 2009.  For a more detailed description of the Company’s Annual Management Incentive Compensation Plan, please see “Annual Management Incentive Compensation Plan” on page 25.

Grants of Plan-Based Awards

Set forth in the following table is information with respect to plan-based awards made to our named executive officers in 2009:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Grant Date Fair Value of Stock and Option Awards

Oliver G. (Chip) Brewer III	November 9, 2009	175,000	—	$551,250	(1)

Pamela J. High	October 23, 2009	50,000	—	160,000	(2)

(1)
The value of the restricted stock award was based on a share price of $3.15 per share, which was the closing price of our common stock on November 3, 2009, the date of the restricted stock award was approved by the board.

(2)	The value of the restricted stock award was based on a share price of $3.20 per share, which was the closing price of our common stock on October 23, 2009, the date of the restricted stock award.

Pursuant to Mr. Brewer’s employment agreement, he received 175,000 shares of restricted stock in 2009.  12,500 of such shares vest on each of the last trading day of June 2010 and the second to last trading day of December 2010.  37,500 of such shares vest on each of the last trading days of June 2011 and June 2012 and the second to last trading days of December 2011 and December 2012.  The restricted stock grants and stock option awards for Mr. Brewer are determined by his employment agreement with the Company.  For a more detailed description of the Employment Agreement, please see “Employment Contracts and Change in Control Arrangements” beginning on page 31.  Ms. High received a grant of 50,000 shares of restricted stock in 2009, which shares will vest in four equal annual installments beginning on October 23, 2010.  There were no equity grants given to Mr. Logan during the fiscal year ended December 31, 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning restricted stock awards and stock options held by the named executive officers at December 31, 2009.

Name and Principal Position	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Restricted Securities That Have Not Vested		Market Value of Restricted Securities That Have Not Vested

Oliver G. (Chip)	1/16/2002	243,750	—	$0.04	1/16/2012	—		—
Brewer III (1)	2/14/2003	97,474	—	0.04	2/14/2013	—		—
	7/31/2003	119,778	—	0.04	7/31/2013	—		—
	1/15/2004	66,694	—	0.04	1/15/2014	—		—
	3/10/2008					50,000	(2)	$147,500	(3)
	11/09/2009					175,000	(4)	$516,250	(3)

Pamela J. High (5)	10/23/2009					50,000		147,500	(3)

All information in this table relates to nonqualified stock options.  The Company has not granted any incentive stock options or stock appreciation rights (“SARs”).

(1)
Mr. Brewer’s options vested as follows:  Options granted 1/16/2002 vested on 7/16/2002; options granted 2/14/2003 vested on 8/14/2003; options granted 7/31/2003 vested on 1/31/2004; and options granted 1/15/2004 vested on 7/15/2004.

(2)	Represents restricted stock that vested or will vest in 6 equal installments on the last trading day of June and December of 2010.
(3)	The value of unvested shares of restricted stock is based upon the share price of $2.95 per share, which was the closing price of our common stock on December 31, 2009.
(4)
12,500 shares vest on each of the last trading day of June 2010 and the second to last trading day of December 2010.  37,500 of the shares vest on each of the last trading days of June 2011 and June 2012 and the second to last trading days of December 2011 and December 2012.

(5)	Represents restricted stock that vests in four equal installments on the anniversary date of the grant.

Employment Contracts and Change in Control Arrangements

Oliver G. (Chip) Brewer III - Employment Agreement effective 2008 through 2012

On December 31, 2007, we entered into an employment contract with Chip Brewer, our President and Chief Executive Officer, and we amended such agreement on November 3, 2009.  The term of Mr. Brewer’s employment agreement runs from January 1, 2008 through December 31, 2012, unless earlier terminated.  By the terms of his original employment agreement, Mr. Brewer’s annual base salary for the calendar year 2009 was to be $450,000 and for the calendar year 2010 was to be $475,000.  In 2009, Mr. Brewer voluntarily agreed to reduce his annual base salary for that year to $360,000 beginning April 1, 2009 and subsequently agreed to another reduction to $300,000 beginning June 1, 2009.  Pursuant to the amendment to his employment agreement, Mr. Brewer’s base salary for the period commencing November 1, 2009 through December 31, 2009 was $360,000.  Pursuant to his employment agreement, Mr. Brewer’s annual base salary for the calendar years 2010, 2011 and 2012 is equal to 0.475% of the Company’s trailing twelve-month revenues and will be recalculated every six months, commencing July 1, 2010, using the Company’s trailing twelve-month revenues.  The Company and Mr. Brewer have agreed that Mr. Brewer’s base salary commencing January 1, 2010 will begin at $360,000, and that in no event will Mr. Brewer’s annual base salary be less than $360,000 per year or more than $500,000 per year for each of the calendar years from 2010 through 2012.

The employment agreement also provides for retention awards of restricted stock, with vesting provisions, and subject to proper authorization from our Board as well as compliance with all applicable laws and regulations.  On March 10, 2008, Mr. Brewer was granted 150,000 restricted shares of our common stock.  The restricted stock vests in six equal installments on the last trading days of June and December 2008, 2009 and 2010.  On November 9, 2009, Mr. Brewer was granted 175,000 shares of restricted stock.  12,500 shares of such restricted stock vest on each of the last trading day of June 2010 and the second to last trading day of December 2010.  37,500 shares of such restricted stock vest on each of the last trading days of June 2011 and June 2012 and the second to last trading days of December 2011 and December 2012.  If we sell or transfer a majority of our capital stock or substantially all of our assets to an unaffiliated entity, all of Mr. Brewer's potential restricted stock awards under the employment agreement will vest no later than the calendar day immediately preceding the sale or closing date of the transaction.

The agreement provides that Mr. Brewer is eligible for a one-time long-term incentive payment at the conclusion of his employment agreement.  The amount of the payment is contingent upon achievement of a minimum performance goal and may be increased if certain additional performance criteria are met or exceeded.

Mr. Brewer’s employment agreement may be terminated without cause either by us (a "termination without cause") upon delivery of 60 days written notice, or by Mr. Brewer (a "termination without good reason") upon delivery of 30 days’ written notice, or by the mutual agreement of Mr. Brewer and us.  We can terminate Mr. Brewer "for cause" if Mr. Brewer (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit.  Mr. Brewer can terminate his agreement "for good reason" upon delivery of 30 days written notice to the Company no later than 90 days after Mr. Brewer reasonably becomes aware of the circumstances giving rise to such good reason.  “Good reason” refers to any of the following conduct of the Company: if we (a) materially breach any material provision of the agreement without curing such breach within 30 days of written notice of the breach; (b) assign Mr. Brewer any duties inconsistent in any material respect with his position or diminish Mr. Brewer's status and reporting requirements, his authority, duties, powers or responsibilities, other than an isolated incident which is remedied within 30 days notice from Mr. Brewer; (c) fail to obtain a written agreement to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of  our assets; (d) reduce Mr. Brewer's total compensation, other than as the result of Mr. Brewer's failure to meet certain performance based goals established for purposes of determining incentive based compensation; (e) relocate our principal offices to a location more than 75 miles from Plano, Texas; or (f) if the Company fails to set internal financial goals or adopt an equity incentive plan.  The agreement will terminate by its terms upon Mr. Brewer's disability, if he is unable to perform his duties on a full time basis for a period of 60 days, or upon his death.

In the event that either we terminate the employment agreement without cause or Mr. Brewer terminates for good reason, then Mr. Brewer will be entitled to receive (a) his annual base salary for a period of one year after the later of the date of termination or the expiration of the notice period; (b) all retention based restricted stock that Mr. Brewer was potentially eligible to receive during the 12-month period following the date on which Mr. Brewer was terminated; (c) a payment equal to both semi-annual bonuses for which Mr. Brewer was potentially eligible in the calendar year of termination, paid as if we achieved our internal financial goals for that period; and (d) the long-term incentive payment for which Mr. Brewer was potentially eligible, paid as if certain performance criteria for that period had been achieved.

In the event that (i) Mr. Brewer becomes disabled or upon his death; (ii) the agreement is terminated by mutual agreement; (iii) we terminate Mr. Brewer's employment with cause; or (iv) Mr. Brewer terminates his employment without good reason, Mr. Brewer will be entitled to receive his accrued salary and benefits through the date of termination, reimbursements for expenses actually incurred and benefits under any benefit and indemnification plans for Mr. Brewer or his dependants through the date of termination, and any continuing coverage as required by law.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Brewer, based on his 2008 – 2012 employment agreement, as amended:

Executive Benefits and Payments Upon Separation	For Cause Termination on 3/12/10	Resignation Without Good Reason on3/12/10	Without Cause Termination on 3/12/10		Involuntary For Good Reason Termination (Change-in- Control) on 3/12/10		Disability on 3/12/10		Death on 3/12/10
Compensation:
Base Salary	—	—	$360,000	(1)	$360,000	(1)	$360,000	(2)	$360,000	(1)
Expenses	—	—	—	(3)	—	(3)	—		—	(3)
Restricted Stock Award	—	—	$663,750	(4)	$663,750	(4)
Performance Bonus	—	—	$360,000	(5)	$360,000	(5)	$360,000	(5)	—
Long Term Incentive Plan	—	—	1,500,000	(6)	1,500,000	(6)	—		—

Benefits &Perquisites:
Health and Welfare Plans	—	—	42,113	(8)	42,113	(8)	—		—
Life Insurance Benefits	—	—	1,174	(9)	1,174	(9)	—		—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Brewer
(2)	Reflects the total amount to be paid to Mr. Brewer including any Social Security proceeds and disability payments.
(3)	An additional sum equal to accrued but unpaid business expenses would also be payable to Mr. Brewer.
(4)
Mr. Brewer would be eligible to receive a grant of 225,000 shares of restricted stock, with no vesting provisions upon termination without cause or for good reason.  The share price assumed was $2.95 per share, which was the price on December 31, 2009.

(5)	Mr. Brewer would receive the equivalent of two semi-annual bonuses, irrespective of whether the Company was on track to achieve its internal financial goals tied to the payment of the bonuses.
(6)
If EBITDA achieved by the Company is greater than a targeted level at the time of Mr. Brewer’s separation, Mr. Brewer would receive an additional payment equal to $0.05 for each dollar over the EBITDA target.

(7)	An additional sum equal to accrued but unpaid health and welfare plan and life insurance plan benefits.
(8)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Brewer under the Company’s health and welfare and employee benefit plans.
(9)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Brewer.

Option Exercises and Stock Vested

During fiscal 2009, the named executive officers exercised stock options as shown in the table below.

	Option Awards			Stock Awards
Name	Number of Shares Acquired or Exercised		Value Realized on Exercise	Number of Shares Acquired on Vesting		Value Realized on Vesting

Oliver G. (Chip) Brewer III	—		—	50,000	(1)	$138,000

Eric T. Logan	28,125		78,188	—		—

Pamela J. High	5,000	(2)	$14,725	—		—

(1)
Comprised of 25,000 shares vested on June 30, 2009, valued at $2.57 per share, the average trading price of our common stock on June 30, 2009, and 25,000 shares vested on December 31, 2009, valued at $2.96 per share, the average trading price of our common stock on December 31, 2009.

(2)	Mr. Logan exercised all his remaining options at the point of his termination in April 2009.
(3)	Comprised of 5,000 shares acquired through the exercise of options on May 15, 2009, valued at $2.98 per share, the average trading price of our common stock on May 15, 2009.

Pension Benefits

None of the named executive officers has received any pension benefits from Adams Golf.

Nonqualified Deferred Compensation

None of the named executive officers received any nonqualified deferred compensation during fiscal 2009.

Equity Compensation Plan Information

Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)

Equity Compensation Plans Approved by Security Holders	891,044	$0.52	415,655

Equity Compensation Plans Not Approved by Security Holders	—	—	—

DIRECTOR COMPENSATION

Compensation Arrangements for Fiscal 2009

The following table describes the compensation arrangements with our non-employee Directors for the 2009 fiscal year.
2009
Annual Cash Retainer (1)	$20,000
Attendance Fee per Meeting (2)	1,000
Committee Stipends (3):
Audit Committee Chair	5,000
Compensation Committee Chair	5,000
Non-Chair Committee Membership	2,500
Adams Golf Annual Product Allowance (4)	1,000

(1)	Each non-employee director who serves as a member of the Board for at least one month of each quarter receives a quarterly director fee of $5,000.
(2)
Each non-employee director who serves as a member of the Board for at least one month of each quarter receives $1,000 per meeting attended in person or by telephone.  We reimburse our Directors for travel and lodging expenses that they incur in connection with their attendance of Directors’ meetings and meetings of stockholders of the Company.

(3)
Each non-employee director serving as chairperson of any committee of the Board receives an additional $1,250 per quarter provided such person serves in such capacity for at least one month during that quarter.  Each non-employee director serving as a member of any committee receives an additional $625 per quarter provided such person serves in such capacity for at least one month during that quarter.

(4)	Our non-employee Directors are also entitled to receive, at no charge, up to $1,000 of Adams Golf products annually for promotional purposes.

Actual Fiscal 2009 Director Compensation

The following table shows the compensation paid to our non-executive Directors for the 2009 fiscal year.  Neither Mr. Adams nor Mr. Brewer receives fees for serving as Directors of the Company.  For a description of each type of compensation shown below, please see the footnotes above for the table entitled “Compensation Arrangements for 2009.”

Director Compensation for Fiscal 2009
Name	Fees Earned or Paid In Cash	Option Awards	All Other Compensation		Total Compensation

B.H. (Barney) Adams	—	—	$160,452	(1)	$160,452
Russell L. Fleischer	$37,333	—	—		47,750
John M. Gregory	32,333	—	—		40,087
Joseph R. Gregory	32,333	—	—		40,087
Mark R. Mulvoy	39,833	—	4,516	(2)	44,349
Robert D. Rogers	34,833	—	—		45,875

(1)	Includes $120,000 in salary, $12,090 in automobile expenses, $4,778 in group term life insurance premiums, $22,271 for health and welfare benefits, and $1,312 of 401(k) company matching contributions.
(2)	Represents reimbursement of travel expenses related to meeting attendance.

Narrative to Director Compensation Table

Although Mr. Adams is not an executive officer of Adams Golf, he is compensated for services he provides both as Chairman of the Board and as an employee of Adams Golf. In fiscal 2009 Mr. Adams was paid pursuant to an employment agreement entered into on dated as of January 1, 2009. Mr. Adams is the founder of Adams Golf and its former Chief Executive Officer, and continues to participate in certain aspects of Adams Golf’s business and operations in addition to his service as Chairman of the Board. Mr. Adams has been Chairman of the Board of Adams Golf since its inception. Accordingly, the Compensation Committee and the Board of Directors, excluding Mr. Adams, agreed that Mr. Adams should be compensated in a different manner from that of the other non-executive Directors of the Company.

Barney Adams – Employment Agreement effective 2009 through 2011

The term of Mr. Adams’ current employment agreement began on January 1, 2009 and continues until December 31, 2011, unless earlier terminated.  Mr. Adams receives an annual base salary of $120,000 during the term of the agreement.  Mr. Adams serves as our non-executive Chairman of the Board of Directors pursuant to the agreement and performs such duties as would be reasonably expected of a non-executive Chairman of the Board of Directors of a similarly sized corporation.

The agreement may be terminated without cause by us (a "termination without cause") at anytime, by Mr. Adams (a "termination without good reason") upon delivery of 60 days’ written notice, or by the mutual agreement of Mr. Adams and us.  We can terminate Mr. Adams "for cause" if Mr. Adams (a) deliberately and intentionally breaches any material provision of the agreement without curing such a breach within 30 days of written notice of the breach; (b) deliberately and intentionally engages in gross misconduct that is materially harmful to our best interests; or (c) is convicted of a felony or crime involving moral turpitude, fraud or deceit.  Mr. Adams can terminate his agreement "for good reason" upon delivery of 30 days’ written notice if we (a) materially breach any provision or fail to perform any covenant of the agreement without curing such breach or failure to perform within 30 days of written notice of the breach or failure to perform; (b) substantially reduce Mr. Adams' title, position, reporting requirements, responsibilities or duties, which is not be remedied within 30 days’ notice from Mr. Adams; (c) reduce Mr. Adams' base compensation; (d) fail to obtain a written agreement from any successor to assume the obligations of this agreement five days before a merger, consolidation or sale of all or substantially all of our assets; or (e) deliver to Mr. Adams written notice of our approval for Mr. Adams to tender his resignation with good reason.

In the event that either we terminate the employment agreement without cause or Mr. Adams terminates for good reason, then Mr. Adams will be entitled to receive his annual base salary for a period of one year after such termination plus any accrued but unpaid base salary as of the date of such termination.

The Compensation Committee determined that Mr. Adams’ compensation was not only consistent with the compensation philosophy and objectives of Adams Golf but comparable to companies with similar revenues in similar industries.  Adams Golf updated the data from a study done by Mercer in 2007 to analyze the compensation practices for similar non-executive chairpersons and presented such analysis to the Compensation Committee prior to finalizing the terms of Mr. Adams’ compensation.  Although Mr. Adams’ compensation is subject to the terms of his agreement, the Compensation Committee may periodically review the terms of his compensation arrangements to confirm that it continues to be consistent with Adams Golf’s compensation philosophy and objectives, and comparable to current compensation for non-executive chairpersons within Adams Golf’s industry.

The following table shows the potential payments upon termination or a change in control of the Company for Mr. Adams:

Executive Benefits and Payments Upon Separation	For Cause Termination on 3/12/10	Resignation Without Good Reason on 3/12/10	Without Cause Termination on 3/12/10		Involuntary For Good Reason Termination (Change-in- Control) on 3/12/10		Disability on 3/12/10		Death on 3/12/10
Compensation:
Base Salary	—	—	120,000	(1)	$120,000	(1)	$120,000	(2)	$120,000	(1)
Expenses	—	—	—		—		—		—
Performance Bonus	—	—	—		—		—		—
Benefits & Perquisites:
Health and Welfare Plans	—	—	27,352	(3)	27,352	(3)	—		—
Life Insurance Benefits	—	—	4,778	(4)	4,778	(4)	—		—

(1)	An additional sum equal to accrued but unpaid base salary would also be payable to Mr. Adams.
(2)	Reflects the total amount to be paid to Mr. Adams including disability payments.
(3)	Reflects the estimated lump-sum present value of all future costs which will be paid on behalf of Mr. Adams under the Company’s health and welfare benefit plans.
(4)	Reflects the estimated lump-sum present value of the cost of coverage for life insurance policies provided by the Company to Mr. Adams.

STOCK OWNERSHIP
Beneficial Ownership of Certain Stockholders, Directors and Executive Officers

This table shows, as of March 31, 2010, the beneficial ownership of Adams Golf common stock by (1) each person known to us to be the beneficial owner of more than 5% of our common stock; (2) each director and nominee for director; (3) each named executive officer set forth in the “Summary Compensation Table” on page 29; and (4) all Directors and executive officers as a group.  The address of each executive officer and director is c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074.

	Amount and Nature of Common Stock Beneficially Owned (1)
Name of Beneficial Owners	Shares Owned as of March 31, 2010	Shares Subject to Options or Restricted Shares Which Are or Will Become Exercisable Prior to May 31, 2010 (2)	Total Beneficial Ownership	Percent of Class (3)
Certain Persons
SJ Strategic Investments LLC (5)	2,241,142	0	2,241,142	33.7%
Roland E. Casati (7)	459,650	0	459,650	7.1%
Directors and Named Executive Officers
B.H. (Barney) Adams (8)	502,978	0	502,978	7.6%
Russell L. Fleischer	2,273	12,500	14,773	*
John M. Gregory (6)	2,241,142	0	2,241,142	33.7%
Joseph R. Gregory (4)	2,241,142	0	2,241,142	33.7%
Mark R. Mulvoy	2,523	12,500	15,023	*
Robert D. Rogers (9)	3,523	12,500	16,023	*
Oliver G. (Chip) Brewer III	277,219	527,696	804,915	12.1%
Pamela J. High	6,678	0	6,678	*
All Directors and Named Executive Officers as a Group (8 persons)	3,036,336	565,196	3,601,532	53.4%

*	Less than one percent.
(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities.
(2)
Shares of common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2010 are deemed to be beneficially owned by the person holding such options for the purpose of computing the beneficial ownership of such person, but are not treated as outstanding for the purpose of computing the beneficial ownership of any other person.

(3)	Applicable percentage of ownership is based on 6,650,867 voting shares of common stock outstanding on March 31, 2010.
(4)
Includes 1,116,923 shares owned by SJ Strategic Investments LLC and 2,273 shares owned by Mr. John Gregory.  Mr. Joseph Gregory’s brother, Mr. John Gregory, is the managing member of SJ Strategic Investments LLC.  Mr. Joseph Gregory has disclaimed beneficial ownership of the shares owned by SJ Strategic Investments and Mr. John Gregory.

(5)
Includes 1,121,946 shares owned by Mr. Joseph R. Gregory and 2,273 shares owned by Mr. John Gregory.  Mr. John Gregory is the brother of Mr. Joseph Gregory.  SJ Strategic Investments has disclaimed beneficial ownership of the shares owned by Mr. Joseph R. Gregory and Mr. John Gregory.  The address for SJ Strategic Investments LLC is 340 Edgemont Avenue, Suite 200, Bristol, TN 37620.

(6)
Includes 1,116,923 shares owned by SJ Strategic Investments LLC and 1,121,946 shares owned by Mr. Joseph R. Gregory.  Mr. John Gregory is the managing member of SJ Strategic Investments LLC.  Mr. Joseph Gregory is the brother of Mr. John Gregory.  Mr. John Gregory has disclaimed beneficial ownership of the shares owned by Mr. Joseph Gregory.

(7)	The address for Mr. Casati is Continental Offices, Ltd., 2700 River Road, Suite 211, Des Plaines, IL 60018.
(8)	Includes 502,978 shares Mr. Adams holds jointly with Jackie Adams, his spouse.
(9)	Represents shares of common stock held by a trust for which Mr. Rogers has sole voting and dispositive power over the shares held by the trust.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the U.S. securities laws, Directors, certain executive officers and persons holding more than 10% of Adams Golf’s common stock must report their initial ownership of the common stock, and any changes in that ownership, to the Securities and Exchange Commission. The Securities and Exchange Commission has designated specific due dates for these reports.  Based solely on our review of copies of the reports filed with the Securities and Exchange Commission and written representations of our Directors and executive officers, we believe all persons subject to reporting filed the required reports on time in 2009.

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected BKD, LLP as the Company’s independent registered public accounting firm to examine the consolidated financial statements of the Company for fiscal year 2010.  The Board of Directors seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of BKD, LLP as independent registered public accounting firm (auditors) for fiscal year 2010.

KBA Group LLP served as our independent auditors from 2005 until June of 2009 when they joined with BKD, LLP.  In connection with the KBA Group LLP joining BKD, LLP, effective June 1, 2009, KBA Group LLP resigned as our principal independent auditing firm and our Audit Committee engaged BKD, LLP as our independent auditor.  Such resignation and engagement were not as a result of any disagreement with KBA Group LLP.  No relationship exists, other than the usual relationship between auditor and client.

Representatives of BKD, LLP who were formerly with KBA Group LLP will be available to respond to questions at the Annual Meeting of Stockholders and will have the opportunity to make a statement at the Annual Meeting of Stockholders if they desire to do so.

KBA Group LLP’s reports on our financial statements for the past two years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Audit and Non-Audit Fees

Service Provided	Fiscal 2009	Fiscal 2008

Audit Fees (1)
Annual Audit	115,500	$128,100

All Other Fees
401(k) Audit	10,500	9,450

Total Fees	$126,000	$137,550

(1)
Audit fees consisted of audit work performed in the preparation of the financial statements and in the assessment of internal controls over financial reporting as required by Section 404 of the Sarbanes-Oxley Act, as well as work that generally only the independent auditor can reasonably be expected to provide, such as statutory audits.

Pre-Approval Policies

As required by the Sarbanes-Oxley Act, all audit and non-audit services performed by independent registered public accounting firms must be pre-approved by Adams Golf’s Audit Committee unless the pre-approval provision is waived in applicable securities rules and regulations of the Securities and Exchange Commission. The Audit Committee may delegate to one or more members of the Audit Committee the authority to grant pre-approval of non-audit services. The decision of any member to whom such authority is delegated to pre-approve non-audit services will be presented to the full Audit Committee for its approval at its next scheduled meeting.

During fiscal year 2009, the Audit Committee approved 100% of the total fees that were paid to BKD, LLP.

Board of Directors’ Recommendation

Stockholder ratification of the selection of BKD, LLP as our independent registered public accounting firm for the year ending December 31, 2010 is not required by our By-laws or otherwise. We are submitting the selection of BKD, LLP to the stockholders for ratification as a matter of good corporate practice. In the event that the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to continue to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change could be in the best interest of our stockholders.

The Company’s Board of Directors recommends that you vote “FOR” Proposal No. 2.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board.  Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results and the assessment of the Company’s internal control over financial reporting.  The Audit Committee has discussed significant accounting policies applied to the Company in its financial statements, as well as alternative treatments.  Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm.  The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communications with Audit Committees).

In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditor’s independence from the Company and its management, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).  The Audit Committee has received the written disclosures and the letter from independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence.  The Audit Committee also had considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the auditor’s independence.  The Audit Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.

The Audit Committee reviewed and discussed Company policies with respect to risk assessment and risk management.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits.  The Audit Committee met with the internal auditor and the independent registered public accounting firm to discuss the result of their examinations, the evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.  The Committee has selected BKD, LLP as the Company’s independent registered public accounting firm for fiscal 2010.

Submitted by:

Robert D. Rogers
Russell L. Fleischer
Mark R. Mulvoy
Members of the Audit Committee

ANNUAL MEETING ADVANCE NOTICE REQUIREMENTS

Our By-laws provide that stockholder proposals and director nominations by stockholders may be made in compliance with certain advance notice, informational and other applicable requirements.  With respect to stockholder proposals (concerning matters other than the nomination of Directors), the individual submitting the proposal must file a written notice with the secretary of Adams Golf c/o Adams Golf, Inc. at 2801 E. Plano Parkway, Plano, Texas 75074 setting forth certain information about the stockholder and all persons acting in concert with him or her, including the following information:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the Annual Meeting;

•	the names and addresses of the supporting stockholders;

•	the class and number of shares of our stock that are beneficially owned by such persons; and

•	any material interest of such persons in the matter presented.

The notice must be delivered to the secretary (1) at least 90 days before any scheduled meeting or (2) if less than 100 days notice or prior public disclosure of the meeting is given, by the close of business on the 10th day following the giving of notice or the date public disclosure was made, whichever is earlier.

Stockholder Nomination Procedures

A stockholder may recommend a nominee to become a director of Adams Golf by giving the secretary (at the address set forth above) a written notice setting forth certain information, including:

•	the name, age, business and residence address of the person intended to be nominated;

•
a representation that the nominating stockholder is in fact a holder of record of Adams Golf common stock entitled to vote at the meeting and that he or she intends to be present at the meeting to nominate the person specified;

•	a description of all arrangements between the nominating stockholder, the nominee and other persons concerning the nomination;

•	any other information about the nominee that must be disclosed in the proxy solicitations under Rule 14(a) promulgated under the Securities Exchange Act of 1934, as amended; and

•	the nominee’s written consent to serve, if elected.

Such nominations must be made pursuant to the same advance notice requirements for stockholder proposals set forth in the preceding paragraph.

We currently plan to hold our annual meetings on the fourth Tuesday in May of each year.  Accordingly, our 2011 Annual Meeting of Stockholders is currently scheduled for May 24, 2011, but we reserve the right to change the date in the future.  Unless a change to this scheduled meeting date occurs, in order to be properly brought before the 2011 Annual Meeting, a stockholder’s notice of a matter the stockholder wishes to present, or the person or persons the stockholder wishes to nominate as a director, must be received at Adams Golf’s principal executive offices no later than the close of business on February 23, 2011.

The requirements described above do not supersede the requirements or conditions established by the Securities and Exchange Commission for stockholder proposals to be included in Adams Golf’s proxy materials for a meeting of stockholders.  Stockholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed in connection with our 2011 Annual Meeting Proxy Statement must submit their proposals so that they are received at Adams Golf’s principal executive offices no later than the close of business on December 10, 2010.

Copies of our By-laws are available upon written request made to the secretary of Adams Golf at the above address.   The Chairman of the meeting may refuse to bring before a meeting any business not brought in compliance with applicable law and our By-laws.

2801 E. Plano Parkway
Plano, Texas 75074
(972) 673-9000

Directions to Adams Golf’s Annual Meeting of Stockholders

From DFW Airport:  Proceed to North exit from terminal.  After the tollbooth, stay left to enter Hwy. 121 North.  Stay right on Hwy. 121 for a short distance to Hwy. 635 East exit.  Follow Hwy. 635 east to Hwy. I-75 North.  Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection. Adams Golf is located on the left (north) side of E. Plano Parkway.

From Love Field:  Exit Love Field and turn left on Mockingbird Lane.  Proceed to North Dallas Tollway, go left (north) to the Hwy. 635 exit.  Follow Hwy. 635 east to Hwy. I-75 North.   Follow I-75 north approximately six miles to the Plano Parkway exit.  Turn right on Plano Parkway and follow approximately two miles through the Jupiter Road intersection.  Our offices are located on the left (north) side of E. Plano Parkway.

Annual Report

The 2009 Annual Report accompanies this Proxy Statement. We will provide without charge upon written request, to any person receiving a copy of this proxy statement, a copy of Adams Golf’s 2009 Form 10-K annual report, including the audited consolidated financial statements and the financial statement schedules thereto. These requests should be addressed to Ms. Pamela High, Interim Chief Financial Officer, c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, Texas 75074 (972-673-9000).

We are delivering one copy of this Proxy Statement and the accompanying Annual Report to households even when multiple stockholders share the same address unless we have received instructions to the contrary from one of these stockholders.  Upon a written or verbal request from a stockholder at a shared address, we will deliver a separate copy of this proxy statement and Annual Report, including the audited consolidated financial statements and the financial statement schedules thereto, and will deliver separate copies of any future Proxy Statement or Annual Report if desired.  Such a request may be made by contacting Ms. Pamela High, Interim Chief Financial Officer, c/o Adams Golf, Inc., 2801 E. Plano Parkway, Plano, TX 75074 (972-673-9000).

ADAMS GOLF, INC.

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The Board of Directors recommends a vote "FOR" Items 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

Please mark your votes as indicated in this example ☒

	FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS
1. ELECTION OF DIRECTORS	☐	☐	☐

Nominees:
01 B.H. (Barney) Adams
02 Joseph R. Gregory
03 Mark R. Mulvoy
(Class III Directors to serve until the 2013 Annual Meeting)

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box above and write that nominee's name in the space provided below.)

*Exceptions ______________________________

	FOR	AGAINST	ABSTAIN
2. Directors' Proposal – Ratify the appointment of BKD, LLP as the Company's Independent Auditors for 2010	☐	☐	☐

and, in their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

Will Attend Meeting ☐ YES

Mark Here for Address Change or Comments SEE REVERSE ☐

Signature ____________________ Signature ____________________ Date __________

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your ADAMS GOLF, INC. account online.

Access your ADAMS GOLF, INC. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for ADAMS GOLF, INC., now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect®
Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-800-370-1163

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Stockholder Meeting to be Held on May 25, 2010. The Proxy Statement and 2009 Annual Report to Stockholders are available at: **http://bnymellon.mobular.net/bnymellon/adgf**

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ADAMS GOLF, INC.

PROXY/VOTING INSTRUCTION CARD

This Proxy is solicited on behalf of the Board of Directors of Adams Golf, Inc. for the Annual Meeting of Stockholders on May 25, 2010

The undersigned, revoking all previous proxies, appoints Byron H. Adams and Pamela J. High, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of Adams Golf, Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on May 25, 2010, and at any adjournment or postponement thereof, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR proposals 1 and 2 and in the discretion of the proxies upon such other matters as may properly come before the meeting or any adjournment thereof.

If you have written in the below space, please mark the comments notification box on the reverse side.

Address Change/Comments **(Mark the corresponding box on the reverse side)**

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

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